UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2022

Esperion Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150
Ann Arbor, MI
(Address of principal executive offices)

48108
(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2022, upon the recommendation of the Compensation Committee of the Board of Directors of Esperion Therapeutics, Inc. (the “Company”) following its review of an executive compensation study performed by the committee’s compensation consultants, the Company entered into amended and restated employment agreements (each, an “Employment Agreement”) with each of the Company’s named executive officers:

•Sheldon Koenig, the Company’s President and Chief Executive Officer;
•Dr. JoAnne Foody, the Company’s Chief Medical Officer;
•Eric Warren, the Company’s Chief Commercial Officer; and
•Benjamin Looker, the Company’s General Counsel.

Each officer will continue to receive his or her current base salary and be eligible to receive the same annual bonus in effect as of the effective date of the applicable Employment Agreement, which may be reviewed and increased at the discretion of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors. Pursuant to the Employment Agreements, the named executive officers will continue to participate in the Company’s employee benefit plans generally available to full-time employees, subject to the terms of those plans.

Pursuant to the terms of Mr. Koenig’s Employment Agreement, if Mr. Koenig’s employment is terminated, within the twelve (12) month period commencing with a Sale Event (as defined in the Employment Agreement), by the Company other than for Cause (as defined in Mr. Koenig’s Employment Agreement) or by Mr. Koenig for Good Reason (as defined in Mr. Koenig’s Employment Agreement), subject to Mr. Koenig’s signing the separation agreement and release and the separation agreement and release becoming irrevocable, he will be entitled to receive: (a) an amount equal to the sum of (i) two (2) times his base salary in effect immediately prior to the termination (or his base salary in effect immediately prior to the Sale Event, if higher), and (ii) two (2) times his Target Bonus; and (b) if he was participating in the Company’s group health plan immediately prior to the date of termination and elects COBRA health continuation, a lump sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Koenig if he had remained employed by the Company for eighteen months after the date of termination.

In the event that Mr. Koenig’s employment is terminated, at any time other than during the twelve (12) month period commencing with a Sale Event, by the Company other than for Cause or by Mr. Koenig for Good Reason, subject to Mr. Koenig’s signing the separation agreement and release and the separation agreement and release becoming irrevocable, Mr. Koenig will be entitled to receive: (a) an amount equal to eighteen (18) months of his annual base salary in effect immediately prior to the termination; and (b) if he was participating in the Company’s group health plan immediately prior to the date of termination and elects COBRA health continuation, a monthly cash payment for eighteen (18) months or his COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Koenig if he had remained employed by the Company.

In the event that the other named executive officers’ employment is terminated, at any time other than during the twelve (12) month period commencing with a Sale Event, by the Company other than for Cause, subject to such named executive officer signing the separation agreement and release and the separation agreement and release becoming irrevocable, the named executive officer will be entitled to receive: (a) an amount equal to twelve (12) months of his or her annual base salary in effect immediately prior to the termination; and (b) if he or she was participating in the Company’s group health plan immediately prior to the date of termination and elects COBRA health continuation, a monthly cash payment for twelve (12) months or his or her COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to such named executive officer if he or she had remained employed by the Company.

The foregoing summary of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreements, copies of which are attached as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 9, 2022, by and between Esperion Therapeutics, Inc. and Sheldon Koenig.

10.2	Employment Agreement, dated June 9, 2022, by and between Esperion Therapeutics, Inc. and JoAnne Foody.

10.3	Employment Agreement, dated June 9, 2022, by and between Esperion Therapeutics, Inc. and Eric Warren.

10.4	Employment Agreement, dated June 9, 2022, by and between Esperion Therapeutics, Inc. and Benjamin Looker.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2022	Esperion Therapeutics, Inc.

	By:	/s/ Sheldon L. Koenig
Sheldon L. Koenig
President and Chief Executive Officer

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